Exhibit 10.10.2

APPLERA CORPORATION/CELERA GENOMICS GROUP
AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN

FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

     NON-QUALIFIED STOCK OPTION AGREEMENT dated as of [Grant Date] by and between Applera Corporation, a Delaware corporation (the “Company”), and [Name], a regular salaried employee of the Company or one of its subsidiaries (“you”).

     1. Grant of Option.  The Company hereby grants to you an option (the “Option”) to purchase [Total Number of Shares]shares of its Celera Genomics Group Common Stock, par value $.01 per share (the “Celera Stock”), under the terms of the Applera Corporation/Celera Genomics Group Amended and Restated 1999 Stock Incentive Plan (the “Plan”).

     2. Purchase Price of Option.  The purchase price of the shares of Celera Stock subject to the Option is $[Purchase Price] per share.

     3. Expiration Date of Option.  The Option will expire as of 12:00 a.m. midnight (New York time) on [10 Year Anniversary of Grant Date] (the “Expiration Date”), unless it is terminated earlier as provided in this Agreement.

     4. Exercise.  The Option may be exercised as to [25% of Total Number of Shares] shares on [First Anniversary of Grant Date], [25% of Total Number of Shares] shares on [Second Anniversary of Grant Date], [25% of Total Number of Shares] shares on [Third Anniversary of Grant Date], and [25% of Total Number of Shares] shares on [Fourth Anniversary of Grant Date].1 2 Except as provided below, the Option may not be exercised unless you are on the date of exercise, and have been at all times from the date of grant to the date of exercise, a regular employee of the Company or one of its subsidiaries.

     5. Termination of Employment.  If your employment with the Company or a subsidiary is terminated by you or the Company for any reason other than Cause (as defined below), retirement, disability, or death, you may exercise the Option [, to the extent that you would otherwise be entitled to do so at the date of termination of employment,]3 at any time within 30 days after the date of termination, but not after the Expiration Date.

1

June 2, 2005, stock option grants were immediately exercisable at grant, subject to the transfer restriction on shares of stock acquired upon the exercise of those options specified in Section 13 of this form of agreement.

2	The vesting dates for a newly-hired employee are the anniversaries of the hire date, and not the grant date, if employment commences prior to the grant date.
3	Text in brackets is not applicable to June 2, 2005, stock option grants.

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     6. Termination of Service for Cause.  If your employment with the Company is terminated by the Company for Cause, the Option will be immediately forfeited in full upon such termination [(regardless of the extent to which the Option may have been exercisable as of such time)]4. For purposes of this paragraph 6 only, “Cause” is defined as (a) any act which is in bad faith and to the detriment of the Company or (b) a material breach of any agreement with or material obligation to the Company.

     7. Retirement or Disability.  If you retire under the terms of any retirement plan provided by the Company or one of its subsidiaries, or if you are totally and permanently disabled, the Option may be exercised as to the total number of shares subject to the Option [(without regard to the exercise schedule set forth in paragraph 4)]5 at any time within one year after the termination of employment following such retirement or disability, but not after the Expiration Date.

     8. Death.  If you die while employed by the Company or one of its subsidiaries, the Option may be exercised [(to the extent that you would have been entitled to do so at the date of your death)]6 by your executor or administrator (or other person at the time entitled by law to your rights under the Option) at any time within one year after the date of death, but not after the Expiration Date.

     9. Exercise of Option.  The Option may be exercised by giving written notice in the form specified by the Company to the Corporate Secretary at the principal office of the Company specifying the number of shares of Celera Stock to be purchased, or in such other manner as the Company may specify to you from time to time. However, the Option may not be exercised with respect to a fractional share. The purchase price of the shares as to which the Option is exercised must be paid in full at the time of exercise, at your election, (a) in U.S. currency, (b) by tendering to the Company shares of Celera Stock owned by you for at least six months (or such longer or shorter period of time required by the Company to avoid a charge to earnings for financial accounting purposes) having a Fair Market Value (as defined in the Plan) equal to the aggregate purchase price of the shares as to which the Option is being exercised, (c) a combination of U.S. currency and/or previously owned shares of Celera Stock valued at Fair Market Value, (d) pursuant to a “same day sale” program, or (e) by payment of such other consideration as the Management Resources Committee of the Board of Directors (the “Committee”) from time to time determines. For purposes of this paragraph, Fair Market Value will be determined as of the business day immediately preceding the day on which the Option is exercised.

     10. Conditions to Exercise.  The exercise of the Option within one year following termination of employment is subject to the satisfaction of the conditions that you have not (a) rendered services or engaged directly or indirectly in any business which in the opinion of the Committee competes with or is in conflict with the interests of the Company, or (b) violated any written agreement with the Company, including, without limitation, any confidentiality agreement. Your violation of either clause (a) or (b) of the preceding sentence will result in the immediate forfeiture of any Options held by you.

4	Text in brackets is not applicable to June 2, 2005, stock option grants.
5	Text in brackets is not applicable to June 2, 2005, stock option grants.
6	Text in brackets is not applicable to June 2, 2005, stock option grants.

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     11. Tax Withholding Obligations.  As a condition to the delivery of shares of Celera Stock upon the exercise of the Option, you agree to pay to the Company an amount sufficient to satisfy any applicable tax withholding obligations. Alternatively, you agree that the Company and your employer are expressly authorized to deduct the appropriate withholding taxes from your pay in order to satisfy any income, social, or other employment-related taxes related to your participation in the Plan.

     12. Rights as a Stockholder.  You will not have any rights as a stockholder with respect to the shares of Celera Stock subject to the Option prior to the issuance to you of a certificate for such shares.

     13. Transferability[of Options and Shares Acquired upon Exercise of Options]7.  The Option may not be transferred other than by will or by the laws of descent and distribution, and the Option may be exercised, during your lifetime, only by you or your guardian or legal representative.

     [Furthermore, shares of Celera Stock acquired upon the exercise of the Option may not be directly or indirectly transferred in any manner (including, without limitation, by way of a sale, gift, pledge, or other direct or indirect method of disposition). This restriction on the transfer of shares of Celera Stock will lapse on 25% of the shares covered by the Option on each of the first four anniversaries of the grant date, i.e. the restriction will lapse as to [25% of Total Number of Shares] shares on [First Anniversary of Grant Date], [25% of Total Number of Shares] shares on [Second Anniversary of Grant Date], [25% of Total Number of Shares] shares on [Third Anniversary of Grant Date], and [25% of Total Number of Shares] shares on [Fourth Anniversary of Grant Date]. Also, this restriction on the transfer of shares of Celera Stock will lapse in full upon termination of employment for any reason. Any shares issued pursuant to the exercise of the Option prior to the lapse of this restriction on such shares shall be held by the Company until the date on which the restriction lapses on such shares, provided that you shall be entitled to vote all such shares and receive dividends, if any, payable upon such shares as and when paid by the Company.]8

     14. Change of Control.  Subject to the terms of the Plan, the Option will become immediately exercisable in full (without regard to the exercise schedule set forth in paragraph 4) upon the occurrence of any of the events set forth in Section 11 of the Plan.9

     15. No Right to Continued Employment.  Neither the Option nor this Agreement confers upon you any right to continue to be an employee of the Company or any of its subsidiaries or interferes in any way with the right of the Company or any of its subsidiaries to terminate your employment at any time. Except as provided in this Agreement, the Option will terminate upon your termination of employment for any reason. The Option will not be reinstated if you are subsequently reinstated as an employee of the Company or any subsidiary.

7	Text in brackets is applicable only to June 2, 2005, stock option grants.
8	This paragraph is applicable only to June 2, 2005, stock option grants.
9	This provision is not applicable to June 2, 2005, stock option grants.

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     16. No Right to Future Benefits.  The Plan and the benefits offered thereunder are provided by the Company on an entirely discretionary basis, and the Plan creates no vested rights in participants. Neither the Option nor this Agreement confers upon you any benefit other than as specifically set forth in this Agreement and the Plan. You understand and agree that the benefits offered under the Option and the Plan are not part of your salary and that receipt of the Option does not entitle you to any future benefits under the Plan or any other plan or program of the Company.

     17. Compliance with Law.   No shares of Celera Stock will be issued upon the exercise of the Option unless counsel for the Company is satisfied that such issuance will be in compliance with all applicable laws.

     18. Terms of Plan Govern.  This Agreement and the terms of the Option will be governed by the terms of the Plan which is hereby incorporated by reference in this Agreement. In the event of any ambiguity in this Agreement or any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan will govern. By your signature below, you acknowledge receipt of the Prospectus for the Plan and agree to be bound by all of the terms of the Plan.

     19. Amendments.  The Option or the Plan may, subject to certain exceptions, be amended by the Committee at any time in any manner. However, no amendment of the Option or the Plan will adversely affect in any material manner any of your rights under the Option without your consent.

     20. Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the day and year first written above.

APPLERA CORPORATION

By: ____________________________________
Chairman, President and
Chief Executive Officer

Accepted and Agreed:

______________________________
[Name]